Filed Pursuant to Rule 433
Registration Nos. 333-139912
333-139912-01
PNC Funding Corp
$250,000,000 5.50% Senior Notes due 2012
Summary of Terms for Issuance

Issuer:	PNC Funding Corp
Guarantor:	The PNC Financial Services Group, Inc.
Security:	Senior Notes
Ranking:	Senior
Ratings:	A1 / A / A (stable / positive / stable)
Principal Amount:	$250,000,000
Price to Investors:	99.970%
Minimum Denomination:	$1,000
Minimum Increments:	$1,000
Trade Date:	September 25, 2007
Settlement Date:	September 28, 2007
Maturity Date:	September 28, 2012
Coupon:	5.50% per annum
Interest Payment Dates:	Semi-annually in arrears on each March 28 and September 28 of each year, commencing March 28, 2008 and ending on the Maturity Date
Day Count Convention:	30/360
Reference Benchmark:	4.125% UST due August 15, 2012
Reference Benchmark Yield:	4.257%
Spread to Benchmark:	125 bps
Re-offer Yield:	5.507%
Bookrunners:	Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Manager:	PNC Capital Markets LLC
CUSIP:	693476BD4

     PNC Funding and The PNC Financial Services Group, Inc. have filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents filed with the SEC and incorporated by reference in such documents for more complete information about PNC Funding Corp, The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of these documents from Banc of America Securities LLC by calling toll-free at 1-800-294-1322 or e-mailing a request to dg.prospectus_distribution@bofasecurities.com or Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-866-500-5408.
     Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.